Exhibit 10.5
EXCLUSIVE LICENSE AND DEVELOPMENT AGREEMENT
     THIS EXCLUSIVE LICENSE AND DEVELOPMENT AGREEMENT (this “Agreement”) is made as of the 26th day of May 2006, by and between Creighton University (the “University”) and SafeStitch LLC, a Virginia limited liability company (the “Company”). References to an Article, Section, or paragraph mean an Article, Section or paragraph of this Agreement, unless otherwise specified.
     WHEREAS, the University is the owner of United States Provisional Patent Application No. 60/698,748 filed July 13, 2005, and titled SUTURING SYSTEM FOR TRANSORAL GASTROPLASTY and United States Provisional Patent Application No. 60/742,826 filed December 6, 2005, and titled SYSTEMS AND TECHNIQUES FOR TRANSORAL GASTROPLASTY, as well as International Patent Application No. PCT/US04/028516 entitled SUTURING DEVICES AND METHODS, filed September 2, 2004 (claiming benefit of U.S. Provisional Patent Application Serial No. 60/499,539, filed September 2, 2003; U.S. Provisional Patent Application Serial No. 60/507,837, filed October 1, 2003; and U.S. Provisional Patent Application Serial No. 60/576,510, filed June 3, 2004), including any current and future Improvements (defined below) under the above-listed patents, and the University wishes to license such technologies to the Company under the terms of this Agreement; and
     WHEREAS, the University has developed and will continue to develop Additional Technologies (defined below), and the University wishes to grant the Company an option to license such Additional Technologies during the first thirty-six (36) months of this Agreement; and
     WHEREAS, the University agrees to grant the Company an Exclusive License (defined below) to use, develop and sell such technologies described above; and
     NOW, THEREFORE, for and in consideration of the mutual representations and covenants hereinafter set forth, the parties hereby agree as follows:
Section 1. Definitions. The following terms, when used with initial capital letters, shall have the meanings set forth below:
          1.1 “Additional Technologies” or “Additional Technologies and associated Know-How” shall mean any current technologies in development or future technologies commenced within the first thirty-six (36) months after the effective date of this Agreement by the University (with Dr. Charles Filipi as an inventor) related to any devices, material, and methods used in the practice of bariatric medicine and treatment of gastroesophageal reflux disease (“GERD”), transoral surgical techniques, and further relating to all alimentary and gastrointestinal components associated therewith, including but not limited to the esophagus, stomach, intestines and digestive tract, as well as such conditions as gastric bleeding, hernias, and other medical conditions that may benefit from such technologies.
          1.2 “Affiliate” shall mean any entity that directly or indirectly controls, is controlled by, or is under common control with the Company, and for such purpose “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise.

SafeStitch LLC
Exclusive License and Development Agreement

          1.3 “Development” or “Developed” shall mean actions constituting commercially reasonable development activities with a goal such that, if successful and commercially viable, the inventions of the Licensed Patents will be utilized to provide Licensed Products for sale in the retail market.
          1.4 “Improvements” shall mean any inventions, discoveries, trade secrets, improvements, and technical, clinical and other information, whether or not patented or patentable, together with all experience, data, formulas, procedures and results, and including all chemical, pharmacological, toxicological, clinical, and assay information relating to any Licensed Patent Rights.
          1.5 “Know-How” shall mean all know-how, trade secrets, inventions, data processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether or not patentable, which are confidential and useful or necessary in making or using the devices set forth in the Licensed Patents, including, without limitation, all chemical, biochemical, toxicological and scientific research information necessary or useful in making, using, or obtaining approval for any device or method disclosed in the Licensed Patents.
          1.6 “Licensed Patent Rights” and “Licensed Patents” shall mean (1) United States Provisional Patent Application No. 60/698,748 filed July 13, 2005, and titled SUTURING SYSTEM FOR TRANSORAL GASTROPLASTY and United States Provisional Patent Application No. 60/742,826 filed December 6, 2005, and titled SYSTEMS AND TECHNIQUES FOR TRANSORAL GASTROPLASTY; (2) International Patent Application No. PCT/US04/028516 entitled SUTURING DEVICES AND METHODS, filed September 2, 2004 (claiming benefit of U.S. Provisional Patent Application Serial No. 60/499,539, filed September 2, 2003; U.S. Provisional Patent Application Serial No. 60/507,837, filed October 1, 2003; and U.S. Provisional Patent Application Serial No. 60/576,510, filed June 3, 2004); (3) any and all Patent Rights under the patents or patent applications for any Additional Technologies and associated Know-How licensed by the Company pursuant to the Option granted in Section 5.3; and (4) future Improvements resulting from items described in (1), (2), and (3).
          1.7 “Licensed Product” shall mean any device, instrument or other product, (i) which, but for the license granted under this Agreement, would infringe at least one Valid Claim in any country or (ii) the making or use of which, but for the license granted under this Agreement, would infringe at least one Valid Claim in any country. For the purposes of clarifying the meaning of “Licensed Product” by way of an illustrative example, it is to be understood that a product that would infringe a Valid Claim in the United States (but for the license granted under this Agreement) is a “Licensed Product” for all countries (e.g., England, China, etc.), irrespective of whether or not a Valid Claim exists in England, China, etc., and irrespective of whether or not the product would infringe a Valid Claim in England, China, etc.

SafeStitch LLC
Exclusive License and Development Agreement

          1.8 “Patent Rights” shall mean all rights under patents and patent applications, disclosures of invention and any and all patents that issue therefrom (including utility, model and design patents and certificates of invention), together with any and all substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, reexaminations, renewals and foreign counterparts of the foregoing.
          1.9 “Regulatory Filing” shall mean the formal submission of information, including clinical data if required, to the Food and Drug Agency (FDA) or other similar regulatory agencies in other countries in order to apply for approval to market any Licensed Product within the United States or other countries.
          1.10 “Valid Claim” shall mean a bona fide, unexpired issued claim in a Licensed Patents which has not been held invalid or unenforceable by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, which has not been admitted to be invalid by the licensor or its successors or assigns though reissue or disclaimer.
Section 2. Grant of Exclusive License.
          2.1 Exclusive License. Subject to the terms and conditions of this Agreement, the University grants the Company an exclusive (even as to the University), worldwide license under the Licensed Patent Rights and associated Know-How, including the exclusive right to make, have made, use, sell, offer for sale, import or otherwise dispose of and enjoy any and all Licensed Products, subject to the University retaining a non-exclusive, non-assignable and non-sublicensable right limited solely to non-commercial practice under the Licensed Patents and associated Know-How solely for educational, research, and clinical study purposes. The University shall, at the Company’s request, execute a confirmatory license having the terms set forth herein with respect to any patent application or patent included in the Licensed Patents.
          2.2 Transfer to Affiliates. The Company shall have the right to extend the rights granted herein to any of its Affiliates, upon the terms and conditions of this Agreement, provided the Company agrees in writing to be responsible for the performance by such Affiliates of all of the Company’s obligations hereunder, including the payment of earned royalties set forth below on Net Sales of any Licensed Product by the Affiliates to whom the licenses have been extended.
          2.3 Sublicense Rights. The Company shall have the right under any and all of the licenses granted by the University herein to grant sublicenses to third parties at earned royalties not less than those the Company is required to pay as set forth in Section 3 of this Agreement.

SafeStitch LLC
Exclusive License and Development Agreement

               (a) With respect to sublicenses that the Company grants under this Section 2.3, the Company shall pay the University that proportion of earned royalties received from its licensees necessary to provide the University with an amount of revenue from the Licensed Product sold by such sublicensees equal to the amount the University would have received from the Company if the Company had sold such Licensed Product. Additionally, with respect to sublicenses that the Company grants under this Section 2.3 within the first thirty-six months of the effective date of this Agreement, the Company shall pay to the University a percentage of all up-front sublicense revenues or fees actually paid to the Company pursuant to the grant of such sublicense, other than royalties, lines of credit, research and development funding, and other expense payments or reimbursements, in accordance with the following schedule:

Date of Sublicense Grant	Percent of Revenues to
(from date of this Agreement)	University
First six months	50%
Second six months	45%
Third six months	35%
Fourth six months	30%
Third year	20%
The University shall not be entitled to any percentage of up-front sublicense revenues or fees derived from sublicensing agreements entered into by the Company after the third year from the date of this Agreement.
               (b) The granting of such sublicenses shall be in the discretion of the Company, and the Company shall have the sole power to determine whether or not to grant sublicenses, the identity of sublicensees, and the royalty rates and terms and conditions of such sublicenses, provided that:
               (i) The University shall be provided with a complete, unredacted, fully executed copy of each executed sublicense agreement (including all exhibits, appendices, and other attachments) within thirty (30) days following its execution;
               (ii) Each sublicense agreement shall contain terms requiring that the sublicense maintain complete and accurate records and permitting the University to audit such records, and said terms shall be at least as favorable to the University as those set forth in Section 3.4(vi) of this Agreement; and
               (iii) Each sublicense agreement shall acknowledge that the University is a third-party beneficiary to the sublicense agreement.
          2.4 Enforcement Rights. The University expressly grants the Company the first right to enforce any Licensed Patent, with the Company bearing all costs of such enforcement. In the event that the Company is found to have insufficient standing to be entitled to such enforcement rights, then the University agrees to enforce the Licensed Patent at the Company’s reasonable request and at the Company’s expense, with the Company having the right to be participate in such enforcement with counsel of the Company’s choice and expense.
Section 3. Royalty Payments.
          3.1 Royalty Defined. In further consideration for the Exclusive License and development services granted under this Agreement, the Company shall pay the University on a quarterly basis an earned royalty of one and one-half percent (1.5%) on Net Sales (defined below) of any Licensed Product sold worldwide.

SafeStitch LLC
Exclusive License and Development Agreement

          3.2. Net Sales. (i) For purposes of this Agreement, the term “Net Sales” shall mean the revenue that the Company or its Affiliates actually collect from the sale of any Licensed Product to an unaffiliated third party, less the following amounts: (a) payments made or credits allowed to customers for promotional purposes, allowances, rebates, discounts, profit share payments and other usual and customary discounts, including, without limitation, volume and prompt payment discounts, to customers, (b) the amount of chargebacks, and amounts repaid or credited by reason of rejections, damages or returns of goods, or because of retroactive price adjustments, (c) specific amounts not collectible after reasonable collection efforts, (d) invoiced taxes, duties, tariffs, surcharges and other governmental charges paid, absorbed or allowed in connection with the sale, import or export of the Licensed Product, (e) freight, postage, insurance charges and other transportation costs incurred in connection with transporting the Licensed Product, and (f) discounts or rebates or other payments required by law to be made under Medicaid, Medicare or other governmental special medical assistance programs, all as determined in accordance with generally accepted accounting principles in the U.S. consistently applied.
               (ii) In the event that a Licensed Product is sold in a finished combination package with one or more other products, devices, equipment or components (a “Combination Product”), Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the selling price of the Licensed Product if sold separately in finished form and B is the selling price of any other products, devices, equipment or components in the Combination Product if sold separately in finished form provided that the selling price of any Combination Product shall not be less than A+B. In the event that a product containing such Licensed Product or one or more of such products, devices, equipment or components in the Combination Product are not sold separately, then the parties shall negotiate in good faith a formula for calculating Net Sales for such Combination Product that reflects the respective contributions of the product containing the Licensed Product and such other products, devices, equipment or components to the overall value of such Combination Product. The Company covenants that it will not intentionally manipulate the fraction A/ (A+B) to avoid or reduce royalty payments or obligations that would otherwise be due for sales of the Licensed Product in combination form or otherwise.
               (iii) Net Sales shall not include the distribution of the Licensed Product free of charge for use in clinical trials or research or for charitable uses. The “Net Sales” for a Licensed Product that is otherwise transferred to a third party for promotional purposes without charge or at a discount shall be the average invoiced price to customers who purchased the Licensed Product during the applicable calendar quarter.
          3.3 Earned Royalty Reduction for Third Party License. The Company or its Affiliates, in its sole discretion, may take a license under, or assignment of, patents or know-how of an unaffiliated third party that arguably cover in whole or in part any aspect of a Licensed Product under the terms requiring the Company to pay such third party an earned royalty for the sale of such Licensed Product. If the Company takes such a third party license or assignment, the Company shall be entitled to negotiate and enter into agreements with such third parties and fifty percent (50%) of any amounts payable by the Company, its Affiliates or sublicensees with respect to the Licensed Product under such agreements shall be credited against amounts payable to the University under this Section 2; provided, however, that the earned royalty amount due to the University shall not be reduced below 50% of royalties otherwise due (not less than 0.75% of Net Sales) for such Licensed Product.

SafeStitch LLC
Exclusive License and Development Agreement

          3.4 Accounting for Payments. (i) Amounts owing to the University under this Section 3 shall be paid on a quarterly basis commencing with the calendar quarter in which the first commercial sale of any Licensed Product is made, with such amounts due and payable to the University on or before the forty-fifth (45th) day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned. Any amounts which remain unpaid after the date they are due to the University shall accrue interest from the due date at the rate of 1.5% per month. However, in no event shall this interest provision be construed as a grant of permission for any payment delays. The Company shall also be responsible for repayment to the University of any attorney, collection agency, or other out-of-pocket University expenses required to collect overdue payments due from this Section, or any other applicable section of this Agreement.
               (ii) Except as otherwise directed, all amounts owing to the University under this Agreement shall be paid in U.S. dollars to the University at the following address:
Lee I. Fenicle, Director
Office of Technology Transfer
Creighton University
601 North 30th Street
Suite 1609
Omaha, NE 68131
               (iii) All royalties owing with respect to Net Sales stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation — Value of Foreign Currencies on the last day of the relevant calendar quarter.
               (iv) A statement showing how any amounts payable to the University under this Section have been calculated, including a description of any offsets or credits deducted therefrom, shall be submitted to the University on the date of each such payment. Such accounting statements shall also contain the total number of Licensed Products transferred by the Company, by each Affiliate, and by each sublicense, with country-by-country breakdowns, during the relevant calendar quarter; the revenue due to the Company for each of the aforementioned transfers; and the number of Licensed Products distributed during the relevant calendar quarter by the Company, by each Affiliate, and by each sublicense free of charge or at a discount per Section 3.2(iii). Such accounting statements shall contain a written representation signed by an executive officer of the Company that states that the statements are true, accurate, and fairly represent all amounts payable to the University pursuant to this Agreement.

SafeStitch LLC
Exclusive License and Development Agreement

               (v) The University is exempt from paying income taxes under U.S. law. Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on the University by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to the University pursuant to this Agreement. The Company may withhold the appropriate tax from any payment to be made to the University under this Agreement provided that such withholding is required by applicable law and the Company submits the amounts withheld to the applicable tax authorities. In such event the Company will furnish the University with proof of payment of such tax together with official or other appropriate evidence issued by the applicable governmental authority.
               (vi) During the term of this Agreement, and for a period of three years thereafter, the Company shall keep complete and accurate records in sufficient detail to permit the University to confirm the accuracy of all payments and reports due hereunder. The University shall have the right to cause an independent, certified public accountant reasonably acceptable to the Company and subject to terms of a confidentiality agreement to audit such records to confirm royalty payments for the preceding three years. Such audits may be exercised during normal business hours no more than once in any 12-month period upon at least 30 days’ prior written notice to the Company. The University shall bear the full cost of such audit unless such audit discloses an underpayment by more than 5% of the amount due under this Agreement. In such case, the Company shall bear the full cost of such audit.
          3.5 Survival of Royalty. The Company expressly agrees that any transfer, in whole or in part, of any rights in and/or to any Licensed Product, including but not limited to an assignment, sale of the assets of the Company, the acquisition of the Company, or merger of the Company with a third-party or parties shall not affect the Royalty or any other obligation of the Company to the University set forth in this Agreement.
          3.6 Minimum Royalty Payments. The Company shall have no minimum royalty obligations to the University during the term of this Agreement.
Section 4. Scope of Development, Resources.
          4.1 Facilities. The University shall provide and make available all necessary facilities, including animal research laboratories to accommodate Dr. Filipi’s research and development of any Licensed Product. The University shall be compensated by the Company or otherwise reimbursed by the Company for use of such facilities as provided in the Research and Development Budget, which is appended hereto as Exhibit A and which is hereby incorporated into this Agreement, or as otherwise agreed upon by the parties. The Company agrees to update the Research and Development Budget not less frequently than once per year, with input from the University.” The University shall not be held liable for the decisions of any third party or University authority or regulatory committee to disallow any animal research studies at the University. To the extent the University is prohibited from conducting any animal research studies on behalf of the Company, the funding requirements set forth under Section 5.1 shall be reduced by an amount equal to the amount allocated towards animal research in the Research and Development Budget and any extensions and renewals thereof.

SafeStitch LLC
Exclusive License and Development Agreement

          4.2 Dr. Filipi’s Research and Development. For as long as Dr. Filipi is an employee of the University, the University agrees that Dr. Filipi shall devote at least ninety percent (90%) of his working time over the next four (4) years commencing on the effective date of this Agreement and at least fifty percent (50%) of his time for two (2) years thereafter, using his best efforts, towards the research and development of any Licensed Product to a final design and prototype as a commercially viable product and assist the Company with the prosecution of any and all patent applications related thereto. Dr. Filipi shall be compensated for such work as provided for in the Research and Development Budget, or as otherwise agreed upon by the parties.
          4.3 Company Ownership of Intellectual Property.
               (a) Ownership of Intellectual Property Rights. The Company shall own all inventions conceived of and reduced to practice solely by its employees and agents, and all patent applications and patents claiming such inventions developed without the use of any Licensed Patent Rights or associated Know-How; and such inventions, patent applications and all resulting Patent Rights shall not be subject to this Agreement. The University shall own all inventions conceived of and reduced to practice solely by Dr. Filipi, its other employees, and/or its agents in the course of this Agreement, and all patent applications and patents claiming such inventions; and such inventions, patent applications and all resulting Licensed Patent Rights shall be subject to the exclusive license, royalty, and associated provisions of this Agreement. Company and University shall jointly own all inventions conceived of and reduced to practice jointly by (i) Dr. Filipi, the University’s other employees, and/or the University’s agents and (ii) the Company’s employees and/or the Company’s agents in the course of this Agreement; and such inventions, patent applications and all resulting Licensed Patent Rights shall be subject to the exclusive license, royalty, and associated provisions of this Agreement. Notwithstanding anything to the contrary contained in this Section 4.3, the University shall solely own all inventions conceived of or reduced to practice under the Research and Development Budget and any extensions and renewals thereof, and all patent applications and patents claiming such inventions, irrespective of whether such inventions are conceived of solely by Company employees and agents, solely by University employees and agents, or jointly by University employees and agents and Company employees and agents; and such inventions, patent applications and all resulting Licensed Patent Rights shall be subject to the exclusive license, royalty, and associated provisions of this Agreement.
               (b) Ownership of Copyright and Trademark Materials. It is also contemplated that the University and its employees may create copyrightable and trademark- or servicemark-eligible work related to the Company’s or any Licensed Product’s marketing, promotion, and public relations (“Other Work”) in connection with the performance of the development services under this Agreement. The University agrees that the copyright or mark and all other rights in and to the Other Work shall belong completely and in all respects to the Company and that the University and its employees shall retain no rights in or to such Other Work. The University further expressly agrees that the aforementioned Other Work will be considered and deemed as work made for hire for the benefit and exclusive ownership of the Company to the fullest extent permitted by law, provided, however, that if any copyrightable work shall not be legally qualified as work made for hire, the University agrees to assign, and does hereby so assign to the

SafeStitch LLC
Exclusive License and Development Agreement

Company, all rights, title and interest in and to such Other Work, including, but not limited to, the copyright or mark therein. Where the Company has authorized the University to subcontract all or a portion of any services or to engage any other organization to perform all or a portion of any services, the University further agrees to require by contract that any such subcontractor or organization assign, either to the University or to the Company as the designated client, all such Other Work created by such subcontractor or organization the University also agrees to furnish and execute such additional documents as the Company may require to establish the Company’s ownership of the copyright or mark in the Other Work including, without limitation, such assignments of the copyright or mark therein throughout the world as the Company may deem appropriate. Notwithstanding the Company’s ownership of any Other Work set forth above, the Company agrees that the University shall have the right to publish or present the results of scientific investigations associated with this Agreement, provided that confidential and/or propriety information of the Company not publicly known shall not be disclosed without the Company’s prior written permission. The University shall provide the Company with a copy of the manuscript, paper, or poster not less than 30 days prior to any submission to any third party. If identified by the Company, the University will delete any of the Company’s proprietary or confidential information contained herein. Additionally, the trademarks “SafeStitch” and “SafeStitch LLC”, as well as any and all variants thereof, any domain names thereof, and goodwill associated therewith, shall be the property of the Company. The parties agree that all goodwill generated by any Licensed Product or the marks “SafeStitch” and “SafeStitch LLC”, as well as any variants thereof, shall inure to the benefit of the Company.
               (c) Prosecution and Maintenance of Patent Rights. The University shall, using agents or attorneys agreed to by the parties (including agreement with respect to costs associated with drafting and prosecuting patent applications), file, prosecute and maintain the Licensed Patents and all patent applications and patents disclosing and claiming inventions made in whole or in part by the University employees, agents or contractors resulting from the research and development the University engages in on behalf of the Company under the Agreement. The University shall file, prosecute and maintain one or more patent applications and patents in those countries designated by the Company. The University shall provide copies of all documents filed with or received from any domestic or foreign patent office to the Company to allow the Company adequate time to review and comment. For any patent prosecution or maintenance in any country designated by the Company, the Company shall reimburse the University within 45 days or receipt of written invoices provided to the Company by the University for all expenses, including attorney’s fees and government fees associated with such filings, prosecution and maintenance costs, and for patent searches performed as part of an analysis of whether to file a patent application claiming such an invention. Reimbursement by the Company for legal services would be limited to an amount no greater than the median amount set forth in the then current AIPLA Report of the Economic Survey for comparable legal services unless otherwise agreed to in writing in advance. The amounts of this reimbursement would not be subjected to the limits or deducted from any other payments due from the Company to the University under the Agreement. The Company would reserve the right to discontinue reimbursement of such patent drafting, prosecution and/or maintenance in any country or for any patent application or patent by giving the University thirty days written notice. The Company would be responsible only for costs or fees incurred prior to such notice to the University, and the University would have the right, but not the obligation, to continue such drafting, prosecution, or maintenance at

SafeStitch LLC
Exclusive License and Development Agreement

the University’s own expense. In the event that the Company chooses to discontinue reimbursement of patent drafting, prosecution, and/or maintenance in any country for any patent, then the associated Patent Rights in that country shall revert back to the University. A decision by the Company to discontinue reimbursement for patent costs in a particular country shall not affect the Company’s reporting and payment obligations with respect to sales of Licensed Products by the Company, its Affiliates, and its sublicensees in the particular country.
          (d) Infringement by Third Parties. If a party to this Agreement becomes aware of any infringement or potential infringement of any Licensed Patent Right, the party to this agreement shall promptly notify the other party of such infringement or potential infringement. During the term of this Agreement the Company shall have the right, but not the obligation, at is sole expense and with counsel of its own choice, to enforce the Licensed Patent Rights and associated Know-How against any infringer, including the right to file suit for patent infringement naming the University as a party, and the right to settle such suit with the University’s consent, which consent shall not be unreasonably withheld . The University shall permit the use of its name in all such suits, sign all necessary papers, and do all reasonable things necessary, at the Company’s expense, to facilitate the prosecution of such infringement suits. The Company shall pay to the University one and one-half percent (1.5%) of any amount collected as a result of such judgement or settlement within 30 days of the receipt thereof. The Company shall incur no other liability to the University as a consequence of such litigation, the conduct of such litigation or any unfavorable decision resulting from it, including any decision holding any of the Licensed Patent Rights invalid or unenforceable. In the event that the Company chooses not to file suit for patent infringement within 180 days after becoming aware of infringement, the University shall have the right, but not the obligation, at its sole expense and with counsel of its own choice, to enforce the Licensed Patent Rights and associated Know-How against any infringer, including the right to file suit for patent infringement naming the Company as a party, and the right to settle such suit with the Company’s consent, which consent shall not be unreasonably withheld. The Company shall permit the use of its name in all such suits, sign all necessary papers, and do all reasonable things necessary, at the University’s expense, to facilitate the prosecution of such infringement suits. The University shall pay to the Company one and one-half percent (1.5%) of any amount collected as a result of such judgement or settlement within 30 days of the receipt thereof. The University shall incur no other liability to the Company as a consequence of such litigation, the conduct of such litigation or any unfavorable decision resulting from it, including any decision holding any of the Licensed Patent Rights invalid or unenforceable.
Section 5. Commercial Funding and Development.
          5.1 Funding Requirements. Company shall invest, in aggregate, at least $2,500,000 within thirty-six (36) months of the effective date of this Agreement (i) under the Research and Development Budget and any extensions and renewals thereof, and (ii) towards development of any Licensed Product. If the Company fails to do so, all rights in the Licensed Patent Rights and associated Know-How shall revert back to the University. Further, Company agrees to pay to the University an overhead fee equal to 20% of the direct and personnel costs for services conducted at University or Company facilities in or around a 100 mile radius of Omaha, Nebraska (i) pursuant to the Research and Development Budget as set forth in Exhibit A, and

SafeStitch LLC
Exclusive License and Development Agreement

any extensions and renewals thereof and (ii) towards development of any Licensed Product. The parties may mutually agree from time to time to include direct or personnel costs for the development of a Licensed Product not conducted in the Omaha area in the calculation of the overhead fee. In this regard, the parties agree that amounts paid to Phoenix Analysis & Design Technologies (PADT) for the first two years from the date of this Agreement pursuant to the Research and Development Budget shall be included in the calculation of the overhead fee. Such overhead fee payments shall be made on a monthly basis and shall be accompanied by an accounting statement detailing expenditures made by the Company during the preceding month. Such accounting statements shall contain a written representation signed by an executive officer of the Company that states that the statements are true and accurate. The Company shall maintain records relating to such expenditures and permit audits of such records in accordance with the terms of Section 3.4(vi) of this Agreement. It is understood that the first $150,000 of costs related to the prosecution of patents, including costs related to the defense or claims related thereto, associated with the Licensed Patent Rights and associated Know-How are not included in the $2,500,000 amount recited in this Section 5.1.
5.2 Commercial Exploitation Term. The Company shall exercise its own business judgment and its sole and absolute discretion over the marketing, sale, distribution, promotion, or other commercial exploitation (collectively, the “Commercial Exploitation” or “Commercially Exploited”) of any Licensed Product. In the event the Company has not Commercially Exploited or commenced Development of a Licensed Patent and its associated Know-How by the seventh (7th) anniversary of the later of the effective date of this Agreement or the date such technology is disclosed to and accepted by the Company, then Company shall promptly execute such papers as are necessary to cause the reversion of such Licensed Patent and associated Know-How back to the University, with no rights retained by Company, and the University will have the right to seek a third party with whom to commercialize such Patent and associated Know-How. Company may purchase one year extensions in addition to the seven years provided for Commercial Exploitation at a cost of $100,000 per Licensed Patent per year of extension to avoid the reversion of any Patent Right that has not been Commercially Exploited or Developed. At any time, the Company may choose at its discretion not to develop one or more of the Licensed Patents. In such event, the Company will promptly notify the University in writing that the Company has decided to not commercialize such Licensed Patent, and all rights to such Licensed Patent and its associated Know-How shall revert back to the University.
5.3 New Technology Disclosure and Grant of Option. During the first thirty-six (36) months from the effective date of this Agreement, the University shall have an ongoing obligation to disclose any Additional Technologies and associated Know-How, and the Company shall have an option for thirty (30) days after such disclosure (the “Option”) to accept or reject such disclosed technology for continued Development. Such disclosures shall be made no less than quarterly, and the date of written acceptance by the Company shall commence the 7-year term set forth in Section 5.2 with respect to each disclosed and accepted item. The University shall not have any right to reimbursement under this Agreement for any technology not specifically referenced in this Agreement until disclosed to and accepted by the Company subject to the terms of this Section 5.3.

SafeStitch LLC
Exclusive License and Development Agreement

     5.4 Enforceability. The Company agrees to cooperate in executing any documents necessary to cause rights in the Licensed Patent Rights and associated Know-How to revert back to the University pursuant to Sections 5.1 and 5.2, and the rights of the University to such reversion shall be enforceable by specific performance. The parties agree to submit any dispute to non-binding arbitration as governed under the rules of arbitration in the Omaha, NE area before filing suit in any court of law. The prevailing party shall be entitled to reimbursement of any legal fees incurred pursuant to this Section 5.4.
Section 6. Confidentiality and Disclosure.
          6.1 Confidentiality.
          (a) By the University. From and after the execution of this Agreement, the University shall keep secret and retain in the strictest confidence, and shall not use for the benefit of any person other than the Company, all confidential information and trade secrets disclosed to the University relating to any Licensed Product or the business and other operations of the Company, including, without limitation, the Licensed Patent Rights and associated Know-How that will be developed, designed, and/or otherwise created, whether or not any of such technology is protected or can be protected by patents, trademarks, copyrights or other intellectual property rights. The University shall use reasonable efforts to ensure that all employees, contractors and consultants employed or engaged by the University in furtherance of its business shall maintain the same confidentiality related to Company matters that are required by the University. For purposes of this Agreement, the parties understand and agree that the term “confidential information” does not include information which (i) has been published or is now in the public domain, or in the future becomes published or in the public domain through no action of the University; (ii) subsequent to disclosure hereunder, is received by the University from a third party not known by the University to be under an obligation of confidentiality to the Company; (iii) is independently developed by the University without reference to the confidential information of the Company; or (iv) is disclosed with the prior written approval of the Company. Company understands that in the course of prosecution of Patent Rights, it may be desirable and/or necessary that certain information be disclosed to one or more patent offices or otherwise, and nothing in this Agreement shall be construed as restricting the University from making such disclosures.
          (b) By the Company. From and after the execution of this Agreement, the Company shall keep secret and retain in the strictest confidence, and shall not use for the benefit of any person other than the University, all confidential information and trade secrets disclosed to the Company relating to any Licensed Product or the business and other operations of the University, including, without limitation, the Licensed Patent Rights and associated Know-How that will be developed, designed, and/or otherwise created, whether or not any of such technology is protected or can be protected by patents, trademarks, copyrights or other intellectual property rights. The Company shall use reasonable efforts to ensure that all employees, contractors and consultants employed or engaged by the Company in furtherance of its business shall maintain the same confidentiality related to University matters that are required by the Company. For purposes of this Agreement, the parties understand and agree that the term “confidential information” does not include information which (i) has been published or is now in the public domain, or in the future becomes published or in the public domain through no

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Exclusive License and Development Agreement

action of the Company; (ii) subsequent to disclosure hereunder, is received by the Company from a third party not known by the Company to be under an obligation of confidentiality to the University; (iii) is independently developed by the Company without reference to the confidential information of the University; or (iv) is disclosed with the prior written approval of the University. Notwithstanding the foregoing, the Company may exercise its sole business judgment in disclosing information related to any Licensed Product in furtherance of the Development or Commercial Exploitation of such Licensed Product and may also disclose any information legally required to be disclosed by any regulatory body related to the Commercial Exploitation or Development of any Licensed Product without the consent or prior approval of the University.
          6.2 Disclosure.
          (a) By the University. If the University is requested or required by a court having competent jurisdiction, by oral questions, by interrogatories, or similar requests for information or documents, by subpoena, civil investigative demand or similar process, to disclose any confidential information of the Company, the University shall provide the Company with written notice of such request or requirement so that the Company may seek an appropriate protective order and/or waive compliance with the provisions of this Agreement. The University agrees to cooperate with the Company, at the Company’s sole expense, in obtaining such protective order. If the Company does not obtain such protective order or provide a waiver of the obligations of this Agreement within a reasonable time after the University has provided written notice under this paragraph, the University may disclose such confidential information pursuant to such request or requirement without liability under this Agreement.
          (b) By the Company. If the Company is requested or required by a court having competent jurisdiction, by oral questions , by interrogatories, or similar requests for information or documents, by subpoena, civil investigative demand or similar process, to disclose any confidential information of the University, the Company shall provide the University with written notice of such request or requirement so that the University may seek an appropriate protective order and/or waive compliance with the provisions of this Agreement. The Company agrees to cooperate with the University, at the University’s sole expense, in obtaining such protective order or provide a waiver of the obligations of this Agreement within a reasonable time after the Company has provided written notice under this paragraph; the Company may disclose such confidential information pursuant to such request or requirement without liability under this Agreement.
     Section 7. Indemnification.
          7.1 By the University. The University agrees to defend and indemnify and hold the Company harmless against any and all claims, suits, proceedings, expenses, recoveries and damages, including court costs and reasonable attorneys fees and expenses, arising out of, based on, or caused by the breach by the University of any representation of warranty contained in this Agreement, except to the extent that such claims, suits, proceedings, expenses, recoveries or damages arise from or are aggravated by acts of or failure to act by the Company; provided that the Company shall provide the University with reasonably prompt written notice of any claim or action for which it seeks indemnification under this Section 7.1. The University shall have sole control of the defense and settlement of any such claim or action; and the Company shall reasonably cooperate and provide reasonable assistance in connection with the defense and settlement of any such claim or action. Nothing in this Section 7.1 shall be construed as requiring the University to defend, indemnify, or hold the Company harmless with respect to any claim, suit, proceeding, expense, recovery, or damage related to alleged infringement of any third party Patent Right by any product, device, or method developed by the University under this Agreement.

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     7.2 By the Company. The Company agrees to defend and indemnify and hold the University harmless against any and all claims, suits, proceedings, expenses, recoveries, and damages including court costs and reasonable attorneys feeds and expenses, in connection with any of the Licensed Products sold by the Company or its Affiliates arising out of, based on, or caused by (i) the Company’s use, manufacture, sale, offer for sale or disposal of the Licensed Product; (ii) the storage, sale, shipment, promotion or distribution of the Licensed Products by the Company or its Affiliates; or (iii) the breach by the Company of any representation or warranty contained in this Agreement, in each case except to the extent that such claims, suits, proceedings, expenses, recoveries or damages arise from or are aggravated by acts of or failure to act by the University; provided that (a) the University shall provide the Company with reasonably prompt written notice of any claim or action for which it seeks indemnification under this Article; (b) the Company shall have sole control of the defense and settlement of any such claim or action; and (c) the University shall reasonably cooperate and provide reasonable assistance in connection with the defense and settlement of any such claim or action.
Section 8. Representations and Warranties.
     8.1 University Representations and Warranties. The University represents and warrants to the Company that all necessary university, corporate, and governmental authorizations, consents and approvals which are necessary or required for the entering into of this Agreement have been duly obtained; and the entering into of this Agreement by the University will not violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body to which the University is subject.
     8.2. Company Representations and Warranties. The Company represents and warrants to the University that:
          (a) all necessary corporate and other authorizations, consents and approvals which are necessary or required for the entering into of this Agreement have been duly obtained; the entering into of this Agreement by the Company shall not (i) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give raise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under its organizational documents, as amended to date, or any material note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement in which the Company is a party or by which it or any of its properties or assets is bound or affected.

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     8.3 Disclaimer of Warranties.
          (a) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THIS ARTICLE 9, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
          (b) NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE SUCCESS OF THE DEVELOPMENT OR THE COMMERCIAL EXPLOITATION OF ANY PRODUCT.
Section 9. Governing Law; Construction; Severability. This Agreement and the rights and liabilities of the parties hereunder shall be governed by and determined in accordance with the laws of the State of Illinois. All pronouns shall be deemed to be the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require. References to a person or persons shall include partnerships, corporations, companies, unincorporated associations, trusts, estates and other types of entities. Every provision of this Agreement is intended to be severable. To the extent any provision of this Agreement is prohibited or otherwise ineffective under applicable law, such provision shall be considered to be ineffective to the smallest degree possible in order to make this Agreement effective under applicable law. In any judicial proceeding, if a court shall refuse to enforce the scope of any restrictions herein, including geographic and/or time restrictions, to their fullest extent, then such scope, including the geographic and/or time restrictions, shall be reduced to the extent necessary to permit enforcement of such restrictions to the fullest extent possible.
Section 10. No Partnership. Nothing contained herein shall be construed as creating a partnership (including, without limitation, a limited partnership) or joint venture between or among the parties hereto. No party shall act as or be deemed to be a partner or joint venturer of any other party.
Section 11. Captions; Headings. The captions and headings in this Agreement are for convenience only and are not to be considered in construing this Agreement.
Section 12. Counterparts. This Agreement, and any amendments hereto may be executed in counterparts all of which taken together shall constitute one agreement.
Section 13. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof. With the exception of such agreements or other documents that are expressly incorporated herein, it is the intention of the parties that this Agreement shall be the sole source of agreement of the parties and this Agreement shall govern even when inconsistent with or different from, the provisions of any applicable law or rule.
Section 14. Amendments. This Agreement may not be altered, amended, changed, supplemented, waived or modified in any respect or particular unless the same shall be in writing and unanimously agreed to by the parties hereto.
Section 15. Effect on Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and assigns.
[signature page follows]

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Exclusive License and Development Agreement

Signature Page

Creighton University

By:	/s/ David E Burkey	May 26, 2006

	Daniel E. Burkey	Date
VP, Administration and Finance
Creighton University

SafeStitch LLC

By:	/s/ Jeffrey G. Spragens	May 4, 2006

	Jeffrey G. Spragens	Date
Business Manager
SafeStitch LLC

SafeStitch LLC
Exclusive License and Development Agreement

EXHIBIT A
RESEARCH AND DEVELOPMENT BUDGET

	Annual	Total
Personnel

Director	150,000	300,000	*
Biomedical engineer — consultant	100,000	200,000	*
Biomedical engineer — knotting / electrical	100,000	200,000
Biomedical engineer — needle mechanism	100,000	200,000
Biomedical engineer — automation	100,000	200,000
Animal technician	30,000	60,000
Research fellow	40,000	40,000
Administrative assistant	30,000	60,000

SUBTOTAL SALARIES		1,260,000
Taxes and Benefits — 37%		281,200

TOTAL PERSONNEL		1,541,200

Direct Costs

Animals		82,400
Surgical supplies		20,000
Office supplies		10,000
Operating room equipment		10,000
Consultant costs		300,000
Prototype expense		350,000

TOTAL DIRECT COSTS		772,400

Indirect Costs and Overhead

Creighton University Indirect Cost Allowance — 20%		462,700
Legal		150,000
Accounting		30,000
Insurance		50,000
Licenses and fees		10,000
Travel		20,000
Marketing		10,000
Contingency at 10%		304,630

TOTAL INDIRECT COSTS		1,037,330

TOTAL BUDGET		3,350,930

*	No benefits included

SafeStitch LLC
Exclusive License and Development Agreement